Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3), as amended by Amendment No. 1 filed on the date hereof, and related prospectus of Star Scientific, Inc. and Subsidiary for the registration of 7,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2006, with respect to the consolidated financial statements of Star Scientific, Inc. and Subsidiary included in its Annual Report on Form 10-K, for the year ended December 31, 2005.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

March 14, 2006